Exhibit 99.1

Company Contact:

Moriah Shilton

Sr. Director, Communications & Investor Relations

408-321-6713

TESSERA TECHNOLOGIES APPOINTS ROBERT J. ANDERSEN CFO

San Jose, Calif., Jan. 3, 2014 – Tessera Technologies, Inc. (NASDAQ: TSRA) (the “Company” or “Tessera”) announced today the appointment of Robert J. Andersen as the Company’s executive vice president and chief financial officer (CFO) effective as of Jan. 2, 2014. Andersen will report to CEO Thomas Lacey and be responsible for the Company’s finance, accounting, strategic planning, investor relations and IT. John Allen, who had served as the Company’s acting CFO since June 2013, returned to his prior position as the Company’s senior vice president and corporate controller.

“Robert has a long successful track record in a number of public and private technology companies,” stated Lacey. “I have worked with Robert previously and know firsthand that his financial leadership, business acumen and team-building skills will be instrumental to the successful execution of our long-term strategy, which will drive value for our customers, partners, employees and stockholders. I also want to thank John Allen for his significant contributions during his tenure as acting CFO and I very much look forward to his on-going contributions to help lead the company forward.”

“I am excited to join Tessera, which is an innovative company at a crucial point in its growth strategy,” stated Andersen. “I look forward to working on the significant opportunities that lie ahead for the Company.”

Andersen most recently served from June 2011 to July 2013 as the CFO and executive vice president of G2 Holdings Corp. d/b/a Components Direct, a privately held provider of cloud-based product life cycle solutions, which was acquired by Avnet, Inc. in April 2013. From September 2008 to June 2011, Andersen served first as vice president of finance and then as CFO at Phoenix Technologies Ltd., a publicly traded developer of core system software and productivity solutions for personal computers that was acquired by an affiliate of Marlin Equity Partners in November 2010. Prior to his time at Phoenix Technologies, Andersen served in various senior financial roles at Wind River Systems, Inc., a publicly traded embedded systems software company, and NextOffice, Inc., a privately held technology company. Andersen began his finance career at Hewlett-Packard Company, where he served in various controller, treasury and technology finance management roles.

Andersen holds a B.A. in Economics from the University of California, Davis, and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the appointment of Mr. Andersen as chief financial officer and the impact of his appointment on the Company, including the Company’s successful execution of its long-term strategy. Material factors that may cause results to differ from the statements made include the plans or operations relating to the Company’s businesses; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductor and camera module products; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; the impact of competing technologies on the demand for the Company’s technologies and products; and the reliance on a limited number of suppliers for the components used in the manufacture of DOC products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2012, and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2013, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera Technologies, Inc.

Tessera Technologies, Inc. is a holding company with operating subsidiaries in two segments: Intellectual Property and DigitalOptics. Our Intellectual Property segment, managed by Tessera Intellectual Property Corp., generates revenue from manufacturers and other implementers that use our technology. Our DigitalOptics business delivers innovation in imaging systems for smartphones. For more information call 1.408.321.6000 or visit www.tessera.com.

Tessera, the Tessera logo, DOC, the DOC logo, and Invensas Corporation are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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